Exhibit 10.82

EMPLOYMENT AGREEMENT

This agreement (“Agreement”) is made on October 20, 2014, by and between Elite Pharmaceuticals, Inc., a Nevada corporation (“Company”), and George Kenneth Smith (“Executive”).

WHEREAS, Company desires Executive to be General Counsel (“General Counsel”) and Executive desires to provide employment services to Company in such a capacity and in accordance with the terms of this Agreement.

In consideration of the mutual promises and considerations herein contained, the parties hereby agree as follows:

AGREEMENT:

1.          Employment.

1.1           Company hereby employs Executive in the capacity of General Counsel reporting to the CEO (the “CEO”) effective October 20, 2014. Executive hereby accepts such employment, subject to the terms herein contained. In such capacity Executive’s duties shall include leading strategic and tactical legal initiatives, providing senior management with effective advice on legal strategies and their implementation; managing the legal function; and obtaining and overseeing the work of outside counsel; and negotiating critical business contracts. The General Counsel shall report to and receive direction from the CEO and shall perform such functions and duties as are required by the Company’s CEO (collectively the “Duties”). Executive shall devote such time and effort to his Duties as are reasonably necessary for him to perform such Duties in a competent and professional manner.

2.          Compensation and Benefits.

2.1.          Salary. During the Term (as defined below), Company shall pay to Executive a base salary at the annual rate of Four Hundred Thousand Dollars ($400,000) (the “Salary”) which shall be payable in Cash (the “Cash”) and Stocks Compensation portion (the “Stock Compensation”). The Cash portion of the Salary shall be one hundred and fifty thousand dollars ($150,000) and shall be paid in accordance with the Company’s payroll practices. The Stock Compensation portion of the Salary shall be two hundred and fifty thousand dollars ($250,000) and shall be earned in equal increments, on an annual basis, with amounts accruing only while Executive is employed by the Company. The Stock Compensation shall be paid annually on or before March 31st via the issuance of shares of $0.001 par value common stock (the “ELTP Shares”) of Elite Pharmaceuticals Inc. (“Elite”). The number of ELTP Shares to be issued in payment of the Stock Compensation is calculated as the quotient of the annual amount of Stock Compensation accrued as of the December 31st immediately preceding such issuance of ELTP Shares divided by the simple average of the daily closing price (as posted on Google, Yahoo, Wall Street Journal or any similar data source) of each trading day during which Executive was employed by the Company during the prior year. The ELTP Shares will be registered on Form S-8, if deemed appropriate by Elite’s Board of Directors.

2.2           Discretionary Bonuses. In addition to the Annual Bonus, the CEO may award discretionary bonuses from time to time.

2.3           Stock Options. Upon the approval by the Board of Directors of Elite, you will be granted stock options to purchase one million five hundred thousand (1,500,000) ELTP Shares. The options will vested over a three year period, commencing one year from the date of issuance. The stock purchase price will be equal to the closing stock price on your first day of employment (October 20, 2014).

2.4.          Executive Benefits.

2.4.1. Expenses. The Company shall promptly reimburse Executive for all reasonable and documented travel, entertainment and other business expenses actually and properly incurred by him in relation to Company’s business. No such expense reimbursement shall be allowed with regard to such expenses that exceed $5,000 unless such expenses have been pre-approved by Company in writing. Such expense reimbursement shall include reasonable hotel accommodations and/or housing incurred by Executive specifically related to his duties under this Agreement against receipts or other appropriate written evidence of such expenditures as required by the appropriate Internal Revenue Service regulations or by Company.

2.4.2. Company Plans. Executive shall be entitled to participate in such employee benefit plans and programs as Company may from time to time generally offer or provide to senior executive officers of Company, including medical and retirement plans. Nothing in the foregoing shall limit or restrict Company’s discretion to amend, revise or terminate any benefit or plan without notice to or consent of Executive.

2.4.3. Vacation. Executive shall be entitled to four (4) weeks of paid vacation per Fiscal Year, pro-rated for periods of less than a full Fiscal Year.

3.         Employment Term; Termination.

3.1.          Employment Term. Executive’s employment hereunder shall commence on October 20, 2014 (the “Commencement Date”).

3.2.          Events of Termination. Executive’s employment may be terminated as follows:

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3.2.1        Termination for Cause. This Agreement may be terminated by Company for Cause. For purposes of this Agreement, “Cause” justifying the termination of this Agreement by Company is defined as: (1) failure or refusal to perform the services required hereunder; (2) a material breach by Executive of any of the terms of this Agreement; or (3) Executive’s conviction of a crime that either results in imprisonment or involves embezzlement, dishonesty, or activities injurious to Company or its reputation. Following termination pursuant to this subsection, Company’s only obligation to Executive shall be to pay to Executive all accrued Annual Salary and all accrued vacation time (both payable in Stock computed in the same manner as set forth in Section 2.1) and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the Date of Termination and payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable following Executive’s termination, but in no event later than March 15th following the end of the calendar year in which such termination occurs. Notwithstanding the foregoing, any expense reimbursement will take place no later than the time required under Section 409A.

3.2.2        Disability. This Agreement may be terminated by Company upon at least thirty (30) days’ written notice if Executive is prevented by illness, accident or other disability (mental or physical) from performing the essential functions of the position for one or more periods cumulatively totaling three (3) months during any consecutive twelve (12) month period. In the event this Agreement is terminated pursuant to this subsection, Company shall pay to Executive all accrued Salary, pro rata Annual Bonus, and all accrued vacation time (all payable in Stock computed in the same manner as set forth in Section 2.1) and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the Date of Termination and payable in a lump sum, less applicable deductions and withholdings. In addition, Company shall pay to Executive severance payments in an amount equal to one (1) year of Executive’s Salary, payable in Stock computed in the same manner as set forth in Section 2.1 and payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable (but in no event later than 60 days) following Executive’s termination, but in no event later than March 15th following the end of the calendar year in which such termination occurs (“Disability Severance Payments”). Disability Severance Payments made by Company to Executive pursuant to this Section 3.2.2 are conditioned on the Executive signing a Confidential Severance Agreement and Release. Notwithstanding the foregoing, any expense reimbursement will take place no later than the time required under Section 409A

3.2.4        Death. This Agreement shall be automatically terminated in the event of Executive’s death during the Term of employment. In the event this Agreement terminates upon Executive’s death, Company shall pay Executive’s estate or beneficiary, as applicable, all accrued Salary, pro-rated Annual Bonus and all accrued vacation time (both payable in Stock computed in the same manner as set forth in Section 2.1) and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the Date of Termination and all payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable (but in no event later than 60 days) following Executive’s termination, but in no event later than March 15th following the end of the calendar year in which such termination occurs.

3.2.5        Without Cause. This Agreement may be terminated by Company without Cause provided that Company pays Executive the following:

(i)          Company shall pay Executive severance payments, payable in cash and Stock computed in the same manner as set forth in Section 2.1 (the “Severance Payments”) in an amount equal to one years’ Salary at the rate in effect upon the Date of Termination, less applicable deductions and withholdings, as soon as administratively practicable following Executive’s termination. In addition, Company shall pay to Executive all accrued vacation time and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the Date of Termination and payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable (but in no event later than 60 days) following Executive’s termination.

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3.2.6        Resignation. This Agreement may be terminated by Executive for any reason or no reason at all by giving notice to Company of Executive’s resignation at least sixty (60) days prior to the effective resignation date. Following termination pursuant to this subsection 3.2.6, Company’s only obligation to Executive shall be to pay to Executive all accrued Salary and all accrued vacation time (both payable in Stock computed in the same manner as set forth in Section 2.1) and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the Date of Termination and payable in a lump sum, less applicable deductions and withholdings no later than March 15th following the end of the calendar year in which such termination occurs.

3.2.7.     Termination Upon Change of Control. Upon “Change of Control” as defined in section 3.3.1, Executive is entitled to a payment in an amount equal to one (1) year Annual Salary in effect upon the Date of Termination, less applicable deductions and withholdings, payable in Stock computed in the same manner as set forth in Section 2.1 as soon as administratively practicable (but in no event later than 60 days) following Executive’s termination, but in no event later than March 15th following the end of the calendar year in which such termination occurs. Executive also shall be entitled to a continuation of his Executive benefits for a period of (1) year from the Date of Termination. In addition, Company shall pay to Executive all accrued Annual Salary, pro-rated Annual Bonus and all accrued vacation time (both payable in Stock computed in the same manner as set forth in Section 2.1) and any reasonable and necessary business expenses incurred by Executive in connection with his duties, all to the Date of Termination and payable in a lump sum, less applicable deductions and withholdings, as soon as administratively practicable (but in no event later than 60 days) following Executive’s termination, but in no event later than March 15th following the end of the calendar year in which such termination occurs. In addition any securities of the Company owned by Executive and subject to vesting schedules shall immediately vest.

3.2.8        Section 409A Compliance.

(i)          All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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(ii)         To the extent that any of the payments or benefits provided for in Section 3 are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of Code, the following interpretations apply: (A) Any termination of the Executive’s employment triggering payment of benefits under Section 3 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its affiliates, at the time the Executive’s employment terminates), any benefits payable under Section 3 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 3.2.8(ii) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs. (B) If the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 3 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (1) the business day following the six-month anniversary of the date his separation from service becomes effective, and (2) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (3) the business day following the six-month anniversary of the date his separation from service becomes effective, and (4) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5(b) of this Agreement. (C) It is intended that each installment of the payments and benefits provided under Section 3 shall be treated as a separate “payment” for purposes of Section 409A of the Code; and neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(iii)        It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

3.2.9.      Termination of Employment. This Agreement shall terminate simultaneously with the termination of Executive’s employment for any reason; provided, that the covenants set forth in Sections 3, 4, 5, 6, 7 and 8 of this Agreement shall survive the termination of this Agreement to the extent provided in such Sections.

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3.3.           Definitions.

3.3.1.          “Change of Control” Defined. The term “Change of Control” shall mean (a) the acquisition of Company pursuant to a consolidation of Company with, or merger of Company with or into, any other Person with the result of which the holders of Company’s voting stock immediately prior to such transaction hold less than fifty (50%) percent of the combined voting power after giving effect to such transaction; (b) the sale of all or substantially all of the assets or capital stock of Company to any other Person; or (c) securities of Company representing greater than fifty (50%) percent of the combined voting power of Company’s then outstanding voting securities are acquired by a Person, or group of related Persons, in a single transaction or series of related transactions.

3.3.2.          “Notice of Termination” Defined. “Notice of Termination” means a written notice that indicates the specific termination provision relied upon by Company or Executive.

3.3.3.          “Date of Termination” Defined. “Date of Termination” means such date as Executive’s employment expires as written in the Notice of Termination.

5.          Proprietary Information.

5.1           Executive represents and warrants to Company that (i) Executive is not subject to any limitation or agreement restricting employment by Company or performance of Executive’s Duties hereunder, and (ii) neither Executive nor any third party has any right or claim to Executive’s work produced on behalf of Company or using the property, personnel, or facilities of Company. Executive shall not misappropriate proprietary rights of Company or any third party.

5.2           Executive further agrees not to make, use, disclose to any third party, or permit to be made, used, or disclosed, any records, plans, papers, articles, notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, or other materials of any nature relating to any matter within the scope of the business of Company or concerning any of its dealings or affairs (“Materials”), whether or not developed, in whole or in part, by Executive and whether or not embodying Confidential Information (defined below), otherwise than for the benefit of Company. Executive shall not, on and after the Date of Termination, use, disclose, or permit to be used or disclosed, any such Materials, it being agreed that all such Materials shall be and remain the sole and exclusive property of Company. Immediately upon the Date of Termination, Executive shall deliver all such Materials, and all copies thereof, to Company, at its designated office.

6.          Non-Competition; Non-Solicitation; Anti-Raiding; Non-Disparagement. Without the prior written approval of the CEO, Executive shall not, directly or indirectly, during his employment and until the end of one (1) year after the Date of Termination (however such termination occurs, including, without limitation, termination pursuant to Section 3.2):

6.1           Solicit, offer employment to, otherwise attempt to hire, or assist in the hiring of any employee or officer of Company or any of its Affiliates; (ii) encourage, induce, assist or assist others in inducing any such person to terminate his or her employment with Company or any of its Affiliates; or (iii) in any way interfere with the relationship between Company or any of its Affiliates and their employees; or

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6.2           Make any public statement or perform or do any other act prejudicial or injurious to the reputation or goodwill of Company or any of its Affiliates or otherwise interfere with the business of Company or any of its Affiliates.

7.          Confidentiality.

7.1           The term “Confidential Information” shall include, but not be limited to confidential information and the workpapers, concepts, formulas, techniques, strategies, components, programs, reports, studies, memoranda, correspondence, materials, manuals, records, data, technology, financial information, products, plans, research, service, design information, procedures, methods, documentation, policies, pricing, billing, customer lists and leads, and any other technical data, information and know-how which relates to products or customers or potential customers or suppliers or potential suppliers or are otherwise useful in the parties' businesses, and which one of the parties considers proprietary and desires to maintain confidential. Confidential Information is entitled to protection hereunder whether or not such information is oral or written, whether or not such information is identified as such by an appropriate stamp or marking on each document provided or, if orally first provided, identified at that time as proprietary or confidential. In addition, Confidential Information shall include information developed by the Executive in the performance of his Duties under this Agreement. All such Confidential Information is extremely valuable and is intended to be kept secret to Company; is the sole and exclusive property of Company or its Affiliates; and, is subject to the restrictive covenants set forth herein. The term Confidential Information shall not include any information generally available to the public or publicly disclosed by Company (other than by the act or omission of Executive), information disclosed to Executive by a third party under no duty of confidentiality to Company or its Affiliates, information that Executive can demonstrate was in his possession prior to the date of this Agreement or Executive can demonstrate was independently developed by him without the use or assistance of Confidential Information, or information required by law or court order to be disclosed by Executive.

7.2           Executive shall not, without Company’s prior written approval, use, disclose, or reveal to any person or entity any of Company’s Confidential Information, except as required in the ordinary course of performing duties hereunder. Executive shall not use or attempt to use any Confidential Information in any manner which has the possibility of injuring or causing loss, whether directly or indirectly, to Company or any of its Affiliates.

7.3           In the event that Executive’s employment with Company is terminated for any reason whatsoever, he shall return to Company, promptly upon Company’s written request therefore, any documents, photographs, tapes, discs, memory devices, and other property containing Confidential Information which were received by him during his employment, without retaining copies thereof.

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8          Assignment of Intellectual Property.

8.1.          Executive shall promptly disclose to Company any and all Inventions (as defined below). Executive shall promptly communicate to Company all information, details and data pertaining to any Inventions in such form as Company requests. Executive agrees that Inventions, patents and patent applications are the property of Company, and any and all rights, titles or interests in and to Inventions, patents or patent applications which Executive may have in any and every jurisdiction are hereby assigned in full. Whenever Executive is requested to do so by Company, during or after the Term, Executive shall, at the Company’s sole cost and expense, promptly execute and deliver any and all applications, assignments or other documents or instruments reasonably deemed necessary or advisable by Company to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect, confirm or establish Company’s full and exclusive interests in any Inventions. The obligations set forth in this Section 8.1 shall be binding upon the successors, assigns, executors, administrators and other legal representatives of Executive.

8.2           Any and all Works for Hire (as defined below) shall be considered “works made for hire” under the copyright laws of the United States or property of Company under applicable federal, state, local and foreign trademark laws (as appropriate). Executive shall promptly communicate to Company any and all Works for Hire, and any and all information, details and data pertaining to any Works for Hire, in such form as Company requests. To the extent that Works for Hire fail to qualify as (A) “works made for hire” under the copyright laws of the United States or any other jurisdiction or (B) property of Company under applicable federal, state, local or foreign trademark laws, Executive hereby assigns each Work for Hire and all right, title and interest therein in any and every jurisdiction to Company. Whenever Executive is requested to do so by Company, during or after the Term, Executive shall, at the Company’s sole cost and expense, promptly execute and deliver any and all applications, assignments or other documents or instruments reasonably deemed necessary or advisable by Company to apply for and confirm and effectuate full and exclusive ownership of Works for Hire in Company, including, but not limited to, ownership of any moral rights under the copyright law of any nation, or any other rights under the intellectual property laws of any nation. The obligations set forth in this Section 8.2 shall be binding upon the successors, assigns, executors, administrators and other legal representatives of Executive.

8.3           If a court declares that any term or provision of this Section 8 is invalid or unenforceable, the parties to this Agreement agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.4           Definitions.

8.4.1           “Inventions” Defined. “Inventions” means any and all inventions, discoveries, improvements, patent, copyrights and/or other property rights, whether or not patented or patentable made, conceived, created, developed or contributed to by Executive during the Term which are (i) directly or indirectly related to the business, operations or activities of the Company or any of its subsidiaries or affiliates, (ii) directly or indirectly related to Executive’s employment by, or performance of other services (including as a director, manager, officer, advisor, agent, representative, consultant or other independent contractor) for, the Company or any of its Affiliates, or (iii) based upon Confidential Information.

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8.4.2           “Work for Hire” Defined. “Work for Hire” means any and all sales approaches, sales material, training material, computer software, documentation, other copyrightable works or any other intellectual property (including, but not limited to, materials or services subject to trademark or service mark registration, but excluding Inventions) made, conceived, created, developed or contributed to by Executive during the Term and which are (i) directly or indirectly related to the business, operations or activities of the Company or any of its Affiliates, (ii) directly or indirectly related to Executive’s employment by, or performance of other services (including as a director, manager, officer, advisor, agent, representative, consultant or other independent contractor) for, the Company or any of its Affiliates, or (iii) based upon Confidential Information.

9.          Acknowledgments; Equitable Remedies. Executive acknowledges that the covenants contained in Sections 4, 5, 6, 7 and 8, including those related to duration, geographic scope, and the scope of prohibited conduct, are reasonable and necessary to protect the legitimate interests of Company. He further acknowledges that the covenants contained in Sections 4, 5, 6, 7 and 8 are designed, intended, and necessary to protect, and are reasonably related to the protection of, Company’s proprietary information, to which he will be exposed and with which he will be entrusted. Specifically, without limitation, Executive is entrusted with trade secrets regarding: Inventions, the strategic planning initiatives; business development plans; budgets; financial information; management training; future business plans; and operational strategies and procedures. Executive understands that any breach of Sections 5 or 7 will also constitute a misappropriation of Company’s proprietary rights, and may constitute a theft of Company’s trade secrets under applicable local, state, and federal statutes, and will result in a claim for injunctive relief, damages, and/or criminal sanctions and penalties against Executive by Company, and possibly others. Executive acknowledges that any breach of Sections 4, 5, 6, 7 or 8 will cause Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. Company will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of Sections 4, 5, 6, 7 or 8. Executive further acknowledges that the covenants set forth in Sections 4, 5, 6, 7 and 8 shall survive the Date of Termination in accordance with their terms

10.         Miscellaneous Provisions.

10.1         Severability. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction; and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

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10.2         Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the two parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. This Agreement, once executed by a Party, may be delivered to the other Party hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the Party so delivering this Agreement. A faxed or electronically delivered signature shall have the same legally binding effect as an original signature.

10.3.          Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand, overnight delivery or facsimile (with confirmed delivery), or three (3) business days after posting, when delivered by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:

If to Company, to:

Elite Pharmaceuticals, Inc.

165 Ludlow Avenue

Northvale, New Jersey

Facsimile No.: (201) 391-7693

Attn: CEO

If to Executive, to:

George Kenneth Smith

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

10.4.          Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by both Company and Executive.

10.5.          Entire Agreement. Except as specifically provided herein, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written. Company and Executive shall execute and deliver all such further documents as may be necessary to carry out the intent of the preceding sentence.

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10.6.          Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be wholly performed therein.

10.7.          Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

10.8.          Binding Effect; Successors and Assigns. Executive may not delegate any of his duties or assign any of his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and beneficiaries, successors and permitted assigns. Company shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such succession had taken place.

10.9.          Waiver. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be construed or deemed to be a waiver of any other or subsequent breach.

10.10.         Capacity, etc. Each of Executive and Company hereby represents and warrants to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Agreement and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound or violate any law; and (c) this Agreement is his or its valid and binding obligation enforceable in accordance with its terms.

10.11.         Enforcement; Jurisdiction. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys’ fees at all trial and appellate levels and the expenses and costs incurred by such prevailing party in connection therewith. Any legal action, suit or proceeding, in equity or at law, arising out of or relating to this Agreement shall be instituted exclusively in the State or Federal courts located in the State of New Jersey and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or should be transferred, or that this Agreement or the subject matter hereof may not be enforced in or by any such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect or limit the right of any party to serve process in any other manner permitted by applicable law.

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10.12.         Advice of Counsel. Executive represents and warrants that he has had full opportunity to seek advice and representation by independent counsel of his own choosing in connection with the interpretation, negotiation and execution of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

Elite Pharmaceuticals, Inc.

By:	s/ Nasrat Hakim
Name: Nasrat Hakim
Title: President and CEO

By:	s/ George Kenneth Smith
Name: George Kenneth Smith

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